EXHIBIT 16


October 12, 2000



Securities and Exchange Commission 450 5th Street, N.W.
Washington, D.C. 20549



To Whom It May Concern


At the request of Sporting Magic, Inc., we hereby confirm that we have reviewed and agree with the disclosure set forth in Item 4 of the Company's report on Form 8-K reporting the change of certifying accountants of the Company.


Sincerely


Grant Thornton LLP

Chartered Accountants
Karen Parsons, CA
Partner

                                       4